Exhibit 1
ENFORCEMENT OF CIVIL LIABILITIES
Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together, the “U.S. Issuers”) are organized under the laws of the state of Delaware. Reynolds Group Issuer (Luxembourg) S.A. (the “Lux Issuer”) is organized under the laws of Luxembourg. The guarantors as of the date of this report on Form 6-K are incorporated and organized under the laws of Brazil, Canada, Germany, Luxembourg, Mexico, The Netherlands, New Zealand, and the United States, as applicable. If the anticipated release of guarantors in Brazil, Germany and Mexico discussed in Exhibit 4 to this report on Form 6-K (the “Anticipated Release”) does not occur prior to such guarantors providing guarantees of the notes, one or more of such guarantors will be incorporated under the laws of Brazil, Germany or Mexico. As of the date of this report on Form 6-K, the directors and officers of some of the guarantors and the Lux Issuer, and many of the assets of such guarantors, are located outside the United States. Therefore, any judgment obtained in the United States against any such guarantor or any other such person, including judgments with respect to the payment of principal, premium (if any) and interest on the notes, may not be collectible in the United States. In addition, it may not be possible for investors to effect service of process within the United States upon the directors and officers of many of the guarantors, or to enforce against any of the judgments obtained in U.S. courts predicated upon the civil liability provisions of federal or state securities laws. The laws of each jurisdiction with respect to the collectability and enforcement of judgments obtained in U.S. courts are different and may adversely affect your right of recovery.
Brazil
If the Anticipated Release does not occur prior to such guarantors providing guarantees of the notes, one or more guarantors of the notes will be incorporated under the laws of Brazil. These guarantors’ directors all reside outside the United States and all of the guarantors’ assets are located outside the United States. As a result, it may not be possible for investors to effect service of process in the United States upon such Guarantors or their directors, or to enforce judgments against them in the United States.
Brazil has not entered into a treaty with the United States providing for the reciprocal recognition and enforcement of judgments. Notwithstanding, a final conclusive judgment for the payment of money rendered by any U.S. state or federal court in respect of the guarantee would be recognized in the courts of Brazil (to the extent that Brazilian courts may have jurisdiction) and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça or STJ). Such ratification is available only if:

•	the judgment fulfills all formalities required for its enforceability under the applicable federal and state laws of the U.S.;

•	the judgment contemplates an order to pay a determined sum of money or specific performance;

•
the judgment is issued by a competent court after proper service of process on the parties in conformity with due process, which service must comply with Brazilian law if made against a Brazilian resident party, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	the judgment is not subject to appeal;

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the judgment is either authenticated by the Brazilian consulate in the location the judgment was delivered or, as from August 14, 2016, if the judgment is delivered in a State that is party to the Hague Apostille Convention, apostilled by the competent authority of such State;

•	the judgment is translated into Portuguese by a certified translator; and

•	the judgment is not against Brazilian public policy, good morals or national sovereignty.
Notwithstanding the foregoing, no assurance can be given that such ratification would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the guarantee. Furthermore, civil actions may be brought before Brazilian courts in connection with this prospectus predicated solely on the federal securities laws of the United States and, subject to applicable law, Brazilian courts may enforce liabilities in such action against us or the directors and officers (provided that provisions of the federal securities laws of the United States do not contravene Brazilian policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action) and the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law.
Under Brazilian regulations, Brazilian companies are not required to obtain authorization from the Brazilian Central Bank in order to make payments under guarantees in favor of foreign persons, such as the holders of the notes and the Issuers. There is no assurance that such regulations will continue to be in force at the time the Brazilian guarantors are required to perform their payment obligations under the guarantees. If these regulations are modified and an authorization from the Brazilian Central Bank is required, the Brazilian guarantors would need to seek an authorization from the Brazilian Central Bank to transfer the amounts under the guarantees out of Brazil or, alternatively, make such payments with funds held by the Brazilian guarantors outside Brazil. There is no assurance that such an authorization will be obtained or that such funds will be available.
In addition, a plaintiff (whether Brazilian or not) that resides outside Brazil during the course of litigation in Brazil must post bond to secure payment of costs and fees if the plaintiff owns no real property in Brazil. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorneys’ fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the STJ.
Canada
Canada and its provinces are not generally party to any convention or bilateral treaty with the United States providing for the reciprocal recognition and enforcement of judgments. As a result, a judgment obtained in a U.S. federal or state court (a “U.S. Court”) against the guarantors (or their directors or officers) incorporated (or located) in the province of Ontario or Québec or with assets in such provinces will not automatically be recognized or enforced by the courts of those provinces, but may be enforced by a judgment of the courts of those provinces on the basis discussed below. However, there is substantial doubt whether an original action predicated solely upon civil liability under United States federal securities legislation could be brought successfully in the province of Ontario or Québec, and furthermore, that if a court of either of those provinces concluded that it had jurisdiction over such an action, it might exercise its discretion to decline to assume jurisdiction based on consideration of the most appropriate or convenient forum for that action to be heard.
Ontario
A court of competent jurisdiction in the Province of Ontario (“Ontario Court”) would give a judgment based upon a final and conclusive in personam judgment of a court exercising jurisdiction in a U.S. Court for a sum certain, obtained against a guarantor (or its directors or officers) with respect to a claim arising out of the guarantee provided by such guarantor (a “U.S. Judgment”), without reconsideration of the merits, provided that:
(a) the U.S. Court had jurisdiction over the guarantor as recognized under the laws of the Province of Ontario and the federal laws of Canada applicable therein for purposes of enforcement of foreign judgments;
(b) an action to enforce the U.S. Judgment must be commenced in the Ontario Court within any applicable limitation period;
(c) the Ontario Court has discretion to stay or decline to hear an action on the U.S. Judgment if the U.S. Judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action as the U.S. Judgment;

(d) the Ontario Court will render judgment only in Canadian dollars; and
(e) an action in the Ontario Court on the U.S. Judgment may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally; and subject to the following defenses:
(f) the U.S. Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;
(g) the U.S. Judgment is for a claim which under the laws of the Province of Ontario and the federal laws of Canada applicable therein would be characterized as based on a foreign revenue, expropriatory, penal or other public law, which would include awards of damages made under civil liability provisions of United States federal securities legislation, or other laws, to the extent that the same would be classified by Ontario Courts as being of a penal nature (for example, penal or similar awards made by a court in a regulatory prosecution or proceeding);
(h) the U.S. Judgment was made against a person who was entitled to immunity in the U.S. jurisdiction or in Canada;
(i) the U.S. Judgment is contrary to Ontario public policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and
(j) the U.S. Judgment has been satisfied or is void or voidable under the laws of the applicable state or the federal laws of the United States.

Québec
A court of competent jurisdiction in the Province of Québec (a “Québec Court”) would permit a motion to be brought in a Québec Court for recognition and enforcement of any final, conclusive and enforceable judgment in personam for a sum certain rendered by a U.S. Court if the judgment is neither subject to ordinary remedy (such as appeal and judicial review) nor impeachable as void or voidable under the internal law of the relevant state, and if :

•	the U.S. Court rendering such judgment had jurisdiction over the judgment debtor, as determined by the Civil Code of Québec;

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such judgment was not obtained by fraud or rendered in contravention of the fundamental principles of procedure or contrary to any order made by the Attorney General of Canada under the Competition Act (Canada) or the Foreign Extraterritorial Measures Act (Canada);

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there has been no dispute between the same parties, based on the same facts and having the same object, which has given rise to a decision by a Québec Court, whether it has acquired the authority of a final judgment (res judicata) or not, or is pending before a competent authority, in the first instance, or has been decided in a third country and the decision meets the necessary conditions for recognition by such a Québec Court;

•	the outcome of such judgment is not manifestly inconsistent with public order as understood in international relations, as such term is applied by a Québec Court;

•	such judgment was not rendered against a person who was entitled to immunity in that jurisdiction or in Canada;

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the enforcement of such judgment does not constitute the enforcement of obligations arising from the taxation law of a jurisdiction other than the Province of Québec unless the law of that jurisdiction recognizes and enforces the taxation law of the Province of Québec or laws of a public nature, such as penal or expropriation laws; and

•	the motion for recognition and declaration for enforcement of such judgment in the Province of Québec is commenced within three years after the date of such judgment.

Further, if the judgment was rendered by default, the plaintiff must prove that the act of procedure initiating the proceedings was duly served on the defendant, and a Québec Court may refuse recognition or enforcement of the judgment if the defendant proves that, owing to the circumstances, it was unable to learn of the act of procedure initiating the proceedings or it was not given sufficient time to offer its defense.
Recognition or enforcement of a foreign decision may also be granted partially if the decision deals with several claims that can be dissociated.
Where a foreign decision orders a debtor to pay a sum of money expressed in foreign currency, a Québec Court converts the sum into Canadian currency at the rate of exchange prevailing on the day that the decision became enforceable at the place where it was rendered.

Germany
Enforcement of U.S. Judgments in Germany
There is doubt as to the enforceability in Germany of civil liabilities based on federal or state securities laws of the United States, either in an original action or in an action to enforce a judgment obtained in U.S. federal or state courts. The United States and the Federal Republic of Germany currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by any federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in Germany. A final judgment by a U.S. federal or state court, however, may be recognized and enforced in Germany in an action before a court of competent jurisdiction in accordance with the proceedings set forth by the German Code of Civil Procedure (Zivilprozessordnung). In such an action, a German court generally will not reinvestigate the merits of the original matter decided by a U.S. court, except as noted below. The recognition and enforcement of the U.S. judgment by a German court is conditional upon a number of factors, including the following:

•	the judgment being final under U.S. law;

•	the U.S. court having had jurisdiction over the original proceeding under German law;

•	the defendant having had the chance to defend itself against an unduly or untimely served complaint;

•
the judgment of the U.S. court being consistent with — should one of the following judgments exist — (i) the judgment of a German court or (ii) a recognized judgment of a foreign court handed down before the judgment of the U.S. court;

•	the procedure on which the judgment of the U.S. court is based being consistent with — should a matter have been pending before a German court before — the procedure of that pending matter in Germany;

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the recognition of the judgment by the U.S. court being compatible with German public policy, including the fundamental principles of German law and, in particular, the civil liberties (Grundrechte) guaranteed by virtue of the German Constitution (Grundgesetz); and

•	generally, the guarantee of reciprocity.
Subject to the foregoing, holders of the notes may be able to enforce judgments in civil and commercial matters obtained from U.S. federal or state courts in Germany. However, there can be no assurance that attempts to enforce judgments in Germany will be successful. In addition, the recognition and enforcement of punitive damages are usually denied by German courts as incompatible with the substantial foundations of German law. Moreover, a German court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Consequently, judgments awarding monetary damages under civil liabilities provisions of the U.S. federal securities laws may not be enforceable to the extent they provide for a compensation that would qualify as being of a penal or punitive nature, i.e. where such compensation exceeds the actual losses and the compensation for pain and suffering.
German civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on the common law provide for pre-trial discovery, a process by which parties to the proceedings may, prior to trial, compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under German law.

Luxembourg
Although there is no treaty between Luxembourg and the United States regarding the reciprocal enforcement of judgments, a valid, final and conclusive judgment against the Lux Issuer. a guarantor or a security grantor incorporated in Luxembourg obtained from a state or federal court of the United States, which judgment remains in full force and effect, may be enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures set forth in Article 678 et seq. of the Luxembourg New Code of Civil Procedure, being:

•	the foreign court must properly have had jurisdiction to hear and determine the matter, both according to its own laws and to the Luxembourg international private law conflict of jurisdiction rules;

•	the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules or, at least, the order must not contravene the principles underlying those rules;

•	the decision of the foreign court must be enforceable in the jurisdiction in which it was rendered;

•	the foreign court must have applied the proper law to the matter submitted to it and the foreign procedure must have been regular in light of the laws of the country of origin;

•	the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant and in compliance with its own procedural laws; and

•
the decisions and the considerations of the foreign court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax, penal or criminal nature (which would include awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, to the extent that the same would be classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages)) or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages such punitive damages may be considered as a penalty.

If an original action is brought in Luxembourg, without prejudice to specific conflict of law rules, Luxembourg courts may refuse to apply the designated law (i) if the choice of such foreign law was not made bona fide or (ii) if the foreign law was not pleaded and proved or (iii) if pleaded and proved, such foreign law was contrary to mandatory Luxembourg laws or incompatible with Luxembourg public policy rules. In an action brought in Luxembourg on the basis of U.S. federal or state securities laws, Luxembourg courts may not have the requisite power to grant the remedies sought.
Mexico

There is doubt as to the enforceability in Mexico of civil liabilities based on the federal or state securities laws of the United States, either in an original action or in an action to enforce a judgment obtained in U.S. federal or state courts. The United States and Mexico currently do not have a treaty providing for the reciprocal recognition and enforcement of foreign judgments. Consequently, a final judgment for payment given by any federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in Mexico. A final judgment by a U.S. federal or state court in a properly decided case, however, may be recognized and enforced in Mexico in an action before a court of competent jurisdiction pursuant to Article 1347A of the Commerce Code, which provides, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

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such judgment is obtained in compliance with the legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the respective transaction documents;

•	such judgment is strictly for the payment of a certain sum of money, based on an in personam (as opposed to an in rem) action;

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the judge or court rendering the judgment was competent to hear and judge on the subject matter of the case in accordance with accepted principles of international law that are compatible with Mexican law. The foreign judge or court rendering the judgment would not be considered competent when the relevant documents include a jurisdiction clause in which the parties have submitted solely to the jurisdiction of Mexican courts;

•	service of process is made personally on the defendant or on its duly appointed process agent;

•	such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

•
the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

•	the action in respect of which such judgment is rendered is not the subject matter of a lawsuit among the same parties, pending before a Mexican court;

•	such judgment is final in the jurisdiction where obtained;

•	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; and

•	such judgment fulfills the necessary requirements to be authentic.
Recognition of the Laws of New York in Judicial Proceedings in Mexico
Although the choice of the laws of New York to govern the guarantees would be recognized by the competent courts of Mexico, in case of a dispute before a Mexican court, the Mexican court would only recognize the substantive laws of New York and would apply the laws of Mexico with respect to procedural matters. Further, a Mexican court may refuse to apply and/or to enforce provisions governed by the laws of New York (as they apply to the guarantees) if the respective provision is contrary to the public policy of Mexico.

Judgments of Mexican Courts Enforcing the Obligations of Any Mexican Guarantors in Respect of the Notes Would Be Paid Only in Mexican Pesos
In the event that proceedings are brought against the Mexican guarantors in Mexico, either to enforce a judgment or as a result of an original action brought in Mexico, the Mexican guarantors would not be required to discharge those obligations in a currency other than Mexican currency. Under the Monetary Law of Mexico, an obligation, whether resulting from a judgment or by agreement, denominated in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Mexican currency at the rate of exchange in effect on the date on which payments are made. Such rate is currently determined by the Mexican Central Bank (Banco de México) and published every banking day in the Official Gazette of the Federation (Diario Oficial de la Federación). No separate action exists or is enforceable in Mexico for compensation for any shortfall.
New Zealand
Two guarantors of the notes are companies incorporated under the laws of New Zealand (“New Zealand Guarantors”). With the exception of Thomas Degnan, all of the directors of the New Zealand Guarantors reside outside the United States and all or a substantial portion of the assets of the New Zealand Guarantors and of the directors (other than Thomas Degnan) are located outside the United States. As a result, it may not be possible for investors to effect service of process in the United States upon a New Zealand Guarantor or its directors residing outside the United States, or to enforce judgments against them in the United States.
Although there is no treaty between the United States and New Zealand providing for the reciprocal recognition and enforcement of judgments, as a matter of judicial comity, New Zealand courts will recognize a judgment obtained in the courts of the United States if, under the conflict of laws rules applied in New Zealand, the courts of the relevant jurisdiction of the United States had jurisdiction to give judgment against the judgment debtor. The jurisdiction of a court of the United States (or other foreign country) will be recognized in New Zealand if any of the following applies:

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the person against whom the judgment is sought to be recognized or enforced (the “judgment debtor”) was resident in the relevant jurisdiction of the United States at the time proceedings were instituted, (and possibly if he or she were merely present at that time);

•	the judgment debtor was the plaintiff, or counterclaimed, in the proceedings in the United States court;

•	the judgment debtor submitted to the jurisdiction of the United States court by voluntarily appearing in the proceedings; or

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the judgment debtor had expressly agreed before the commencement of the proceedings to submit to the jurisdiction of that court, or of the courts of that jurisdiction, in respect of the subject matter of the proceedings.

Provided the jurisdiction of the relevant United States court is recognized, its judgment may be enforced as a debt by proceedings in the courts of New Zealand, provided that the judgment:

•	is for payment of a debt or a definite sum of money;

•	is not in respect of taxes, fines or penalties;

•	is final and conclusive;

•	has not been wholly satisfied;

•	was not obtained by fraud;

•	was not obtained following proceedings that are contrary to New Zealand’s conception of natural justice; and

•	was not contrary to public policy as then recognized in New Zealand.

A judgment awarding monetary damages under U.S. federal securities laws may not be enforceable under New Zealand law if it is considered a “penalty” under New Zealand law.
An original action brought in a New Zealand Court based on U.S. federal securities laws may be challenged on the basis that the New Zealand Court is not the appropriate forum for the trial of the proceeding.
Factors that are relevant to the determination of appropriate forum for the proceedings (the “forum conveniens”) include: (a) the relative cost and convenience of proceeding in each jurisdiction; (b) the location and availability of documents and witnesses; (c) the existence and state of related litigation in another jurisdiction; (d) whether all relevant parties are subject to the forum jurisdiction, so that all issues can be resolved in one hearing; (e) whether the law governing the dispute is the law of the forum; (f) the existence of an agreement to submit to a particular jurisdiction or a clause relating to the appropriateness of a particular forum; (g) the strength of the plaintiff’s case; (h) the likely location of enforcement; (i) the genuineness of the defendant’s objection to forum; (j) procedural advantages in one jurisdiction; (k) a decision in another jurisdiction that it is the forum conveniens; (l) the place of residence of the parties and where they carried on business; and (m) whether the overseas defendants will suffer an unfair disadvantage if a local court assumes jurisdiction.
The Netherlands
In the absence of an applicable treaty or convention providing for the recognition and enforcement of judgments in civil and commercial matters, other than arbitral awards, between the United States of America and the Netherlands, a judgment of a court in the United States of America (the “U.S. Judgment”) is not automatically enforceable in the Netherlands.
To obtain an enforceable judgment against the Dutch subsidiaries in the Netherlands, the matter will need to be re-litigated before the competent court in the Netherlands. Where the defendant was held liable for a breach of the U.S. federal securities law on the basis of tort, this in itself should not be a reason not to give effect to the U.S. Judgment. In the course of such proceedings, the U.S. Judgment will have to be submitted to the relevant court in the Netherlands, and the Dutch court may give the effect to the U.S. Judgment as it deems appropriate.
According to current practice, however, based upon case law, Dutch courts will be expected to render a judgment in accordance with the U.S. Judgment, if and to the extent that:
(i) the court rendering the U.S. Judgment had jurisdiction over the subject matter of the litigation on internationally acceptable grounds and has conducted the proceedings in accordance with general principles of fair trial;
(ii) the U.S. Judgment is final and definite; and
(iii) such recognition is not in conflict with an existing Dutch judgment, with Dutch public policy (i.e. a fundamental principle of Dutch law) or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgement in the Netherlands, the Dutch court will, in principle, give binding effect to such final judgment and regard it as conclusive evidence, without substantive re-examination or re-litigation on the merits of the subject matter thereof, unless such judgment contravenes public order (openbare orde) in the Netherlands. Furthermore, if a judgment awarding money damages contains a punitive element, such a judgment may be in violation of Dutch public policy. The relevant court in the Netherlands may therefore require a substantive review of such “punitive damages.” For such a review the court may require further information as to the nature and composition of the total amount of damages and the part thereof that corresponds with the punitive damages, in order to assess whether the punitive damages are of any proportion to the damages that have actually been suffered.

CERTAIN INSOLVENCY AND OTHER LOCAL LAW CONSIDERATIONS
Brazil
If the Anticipated Release does not occur prior to such guarantors providing guarantees of the notes, one or more guarantors will be incorporated in Brazil and any insolvency proceedings relating to such guarantors’ guarantees and any security interest would likely be based on Brazilian insolvency law.
New Bankruptcy Law
On February 9, 2005, the Brazilian Congress enacted Law No. 11,101, the new Brazilian Bankruptcy and Restructuring Law (“Law 11,101”), which governs judicial recovery, extrajudicial recovery and bankruptcy proceedings. Law 11,101 came into effect on June 10, 2005 and is applicable to private corporations (such as the Brazilian guarantors) in respect of civil, commercial, labour and tax matters.
Judicial Recovery
        In order to request judicial recovery, a debtor must: (i) conduct its business in a regular manner for more than two years; (ii) not be bankrupt (or, in the event that the debtor has gone bankrupt in the past, then all of its obligations arising therefrom must have been declared extinguished by a judgment not subject to appeal); (iii) not have been granted judicial recovery or special judicial recovery within the five years prior to its request; and (iv) not have been convicted (and not have a controlling partner or manager who has been condemned) for a bankruptcy crime. All credits existent at the time of the request for judicial recovery are subject to such procedure (including unmatured credits), except the claims of tax authorities, creditors acting as fiduciary owners of real estate or movable properties, lessors, owners or committed sellers of real estate, including for real estate developments, or owners under sale agreement with a title retention clause (paragraph 3 of article 49 of Law 11,101).

Judicial recovery can be implemented by means of one or more of the following transactions, amongst others: (i) the granting of special terms and conditions for the payment of the debtor’s obligations; (ii) spinoff, merger, transformation of the company, incorporation of a wholly-owned subsidiary or the assignment of quotas or shares; (iii) transfer of corporate control; (iv) partial or total replacement of the debtor’s management, as well as the granting to its creditors of the right to independently appoint management and of veto power; (v) capital increase; (vi) leasing of its goodwill; (vii) reduction of wages, compensation of hours and reduction of the workday, by means of collective bargaining; (viii) payment in kind or the renewal of the debtor’s debts; (ix) creation of a company composed of creditors; (x) partial sale of assets; (xi) equalization of the debtor’s financial charges; (xii) constitution of a usufruct on the company; (xiii) shared management of the company; (xiv) issuance of securities; and (xv) creation of a special purpose company for purposes of receiving the debtor’s assets.
Extrajudicial Recovery
Law 11,101 also created the extrajudicial recovery mechanism, by means of which the debtor who fulfills the requirements for judicial recovery (as explained in the preceding item) may propose and negotiate with its creditors an extrajudicial recovery plan, which must be submitted to a court for approval (following such approval, the plan will be considered an apt instrument for enforcement). Extrajudicial recovery is not applicable, however, to labor- or workplace accident-related credits, tax credits, or to those credits excluded from judicial recovery. In addition, the request for court approval of the extrajudicial recovery plan will not entail suspension of the rights, suits and enforcement proceedings of those creditors not subject to such plan, any of which will still be entitled to request the debtor’s bankruptcy.
Bankruptcy
According to Law 11,101, credits are classified in the context of a bankruptcy proceeding in the following, decreasing order of priority: (i) labor claims in general (limited to a maximum amount of 150 times the minimum

Brazilian wage per creditor) and labor claims related to indemnification for workplace accidents; (ii) secured credits (limited to the value of the security); (iii) tax claims (except for tax fines); (iv) personal claims enjoying special privileges (as defined in other statutes); (v) personal claims enjoying general privileges (unsecured creditors who have provided goods or services to the debtor during its judicial recovery and creditors who are so defined in other statutes); (vi) unsecured debts (creditors not provided for in the preceding items, labor creditors whose credits exceed the 150-minimum wages limitation, and creditors whose credits exceed the amount of their respective guarantees); (vii) contractual fines and monetary fines arising from the disobedience of statutes; and (viii) subordinated debts (as provided for by law or in an agreement, and creditors who are partners or managers of the debtor company but not in the context of a labor relationship).
Law 11,101 establishes a limitation on the amount of the unpaid and protested note that entitles a creditor to request the bankruptcy of its debtor. Pursuant to the Law, any such note must be in an amount in excess of 40 times the minimum Brazilian wage for purposes of allowing the commencement of bankruptcy proceedings. Creditors may, however, get together and pool the amounts of their notes so as to reach the minimum amount required by law. Law 11,101 also extended (i) from 24 hours to ten days the time period during which the debtor may present its defense in connection with a request for its bankruptcy and (ii) from 60 to 90 days (counted from either the date of the bankruptcy petition, of the request for judicial recovery or from the date of the first protest of a note due to its non-payment by the company) the preference period (or legal term, as it is commonly known under Brazilian law) applicable in the context of a bankruptcy proceeding. Pledges, mortgages or other security constituted by the debtor during such legal term are not effective in the context of the bankruptcy process.
As a general rule, assets sold in the bankruptcy process are acquired free and clear of any encumbrances, and there will be no succession on the buyer’s part of any labor, indemnification for workplace accidents, social security or tax natured obligations. Any employees of the bankrupt company hired by the buyer will be so pursuant to new employment agreements.
Perfection of Security Interests
Under Brazilian law, the perfection of security interests over assets depends on certain registration requirements. Depending on the assets over which the security interest is to be created, the relevant security agreement (translated into Portuguese by a sworn translator, if executed in a foreign language) must be registered with the Registry of Titles and Deeds or with the Registry of Real Estate, as applicable. In addition, the perfection of security interests over certain assets may require additional formalities. This is the case for the perfection of security interests created over shares issued by a Brazilian company, which depends on the registration of the relevant liens in the company’s shares registration books, with the relevant shares registration agent (if that is the case) or in the company’s by-laws (in the case of limited liability companies).
Until such registrations occur, the security agreement is not binding against third parties. In the case of security interests which are required to be registered with the Registry of Titles and Deeds, if the relevant security agreement is registered within 20 days from its execution date, the security interest created thereby shall be deemed effective against third parties as of the date of execution of such security agreement.

Canada
One or more of the guarantors are organized under the laws of Canada. In the event of insolvency of any of the Canadian guarantors, insolvency proceedings may be initiated in Canada. Canadian law would govern those proceedings (subject to laws or protocols that may be applicable to international insolvencies if proceedings also occur in other jurisdictions in respect of those guarantors). The insolvency laws of Canada may not be as favorable to your interests as creditors as the insolvency laws of other jurisdictions, including in respect of priority of creditors, the ability to obtain post-filing interest and the duration of the insolvency proceedings, and hence may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.
In Canada, there are two primary federal statutes that govern bankruptcy, insolvency and restructuring proceedings of insolvent debtors. The Bankruptcy and Insolvency Act (the “BIA”) contains provisions for the liquidation of bankrupt persons (in a manner loosely akin, in substance, to U.S. Chapter 7 proceedings, although there are important distinctions) and for the restructuring of insolvent debtors (in a manner loosely akin, in substance, to U.S. Chapter 11 proceedings, although there are important distinctions). Similar to bankruptcy proceedings in the U.S., a corporate debtor may be petitioned into bankruptcy by a creditor (i.e., involuntary proceedings) or apply or file for bankruptcy or reorganization (i.e., voluntary proceedings). In addition to the BIA, relief is also available under the Companies’ Creditors Arrangement Act (“CCAA”), which is a restructuring statute that operates in a manner loosely akin, in substance, to U.S. Chapter 11 proceedings (although there are important distinctions). CCAA proceedings are only available to insolvent debtor companies having debts in excess, together with its affiliates, of CDN$5 million (or such other amount prescribed by regulation under the CCAA). Insolvency proceedings in Canada, whether under the BIA or the CCAA, are court-supervised.
Upon the bankruptcy of a debtor corporation, whether voluntarily or upon the application of a creditor, the BIA imposes a stay of any action, execution or other proceeding by unsecured creditors in respect of the debtor. Creditors may obtain leave of the applicable court to lift the stay in certain circumstances. Upon becoming bankrupt, whether voluntarily or involuntarily, all of a debtor’s assets (subject to very limited exceptions) vest in a trustee in bankruptcy (subject to the rights of secured creditors with validly perfected security interests), at which point the debtor no longer has any ability to deal with those assets. The trustee typically proceeds to liquidate the assets and distribute the proceeds of the assets in accordance with the provisions of the BIA.
The BIA sets out the priority scheme for the payment of claims against a bankrupt debtor, which priority scheme takes precedence over any operative priority scheme outside of bankruptcy such as, for example, priority schemes in provincial statutes that create statutory liens or trusts that purport to elevate the priority of some creditor claims over secured and unsecured claims. Subject to certain statutory priority claims enumerated in the BIA (including, without limitation, a “super priority” charge under the BIA against a debtor’s current assets for employee wages of up to CDN$2,000 per employee) and true trust claims, secured creditors have the right to look first to the assets charged by their validly perfected security for payment. Thereafter, the BIA provides a list of preferred creditors who recover their debts in priority to the general body of unsecured creditors. Preferred claims are paid in full, in order of their ranking, before any payments to lower ranking preferred creditors or general unsecured creditors. All other claims will be considered general unsecured claims and rank pari passu. If there is any surplus after payment to the unsecured creditors, the balance will be used to pay interest from the date of the bankruptcy at 5% per annum on all claims proved in the bankruptcy according to their priority. Any remaining amount would then be available for shareholders.
In the present instance, the proceeds resulting from the realization of the estate of an insolvent Canadian debtor that has guaranteed the notes may not be sufficient to satisfy secured claims or your deficiency claims as unsecured creditors under the guarantees granted by such Canadian guarantor after its prior-ranking secured creditors and other claims that rank in priority to claims of holders of notes have been satisfied.
Corporate restructurings in Canada may be implemented under either the BIA or the CCAA, with the latter being more commonly used by larger corporations. In either case, a broad stay of creditors’ rights and enforcement proceedings is generally implemented. Under this court-ordered protection, the debtor can formulate a restructuring proposal or plan, or conduct a going-concern sale or, in some circumstances, an orderly liquidation and distribute the proceeds derived from the sale or liquidation to the creditors in accordance with the priority of their claims. In the event of a restructuring proposal or plan under either the BIA or the CCAA, a double majority of the creditors (i.e., a simple majority in number having two-thirds in value of the claims voting on such proposal or claim) present and voting either in person or by proxy at a meeting of creditors for each designated class must approve the proposal or plan, and the proposal or plan must be sanctioned by the court. In the event of a liquidation under the CCAA, proceeds are generally distributed in accordance with the priority established by statute and the court (which may differ in some respects from those in a bankruptcy under the BIA). Issues may arise as to the applicable priorities which govern the distribution of such proceeds. The court may also authorize the creation of priority charges ranking ahead of other creditors, including claims of holders of secured notes, in both CCAA and BIA restructurings (for example, for DIP financings, directors’ and officers’ indemnification and administration costs).
In the present instance, the proposed treatment of unsecured creditors under the guarantees granted by the Canadian guarantors in a restructuring proposal or plan is generally at the discretion of the Canadian guarantors, subject to the rights of creditors affected by the proposal or plan to vote on such proposal or plan and subject to sanction by the court, which may be opposed by an affected creditor.
Where a debtor deals with its property in a manner that prejudices its creditors (particularly where such debtor is or becomes thereafter insolvent), such transactions by the debtor may be subject to challenge by creditors and the scrutiny of the court. Under Canadian federal and provincial law, there are a number of statutory remedies to challenge or avoid such transactions. Where a transaction subject to review is held to be contrary to Canadian law, the transaction can be voided or subject to a variety of other remedies. Should the Canadian guarantors become insolvent within applicable time periods, the granting of the guarantees could be subject to challenge and the guarantees voided, and any amounts obtained under the guarantee that is voided would have to be repaid. Should the holders of the notes be repaid or otherwise recover from the Canadian guarantors at a time when such guarantors are insolvent, or if the Canadian guarantors thereafter become insolvent within applicable time periods, the repayment or recovery may be subject to challenge. Remedies are available under both the BIA and the CCAA.
Germany
If the Anticipated Release does not occur prior to such guarantors providing guarantees of the notes, one or more of the guarantors will be organized under the laws of Germany. In the event of insolvency, insolvency proceedings may, therefore, be initiated in Germany. German law would then govern those proceedings. The insolvency laws of Germany may not be as favorable to your interests as creditors as the insolvency laws of other jurisdictions or even preclude your interests, including in respect of priority of creditors, the enforceability of securities, the ability to obtain post-petition interest and the duration of the insolvency proceedings, and hence may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.
Under German insolvency law, insolvency proceedings can be initiated either by the debtor or by a creditor in the event of over-indebtedness (Überschuldung) of the debtor (i.e., where its liabilities exceed the value of its assets) or in the event that the debtor is unable to pay its debts as and when they fall due (Zahlungsunfähigkeit). Insolvency proceedings cannot be based on over-indebtedness if the debtor’s business is predominantly likely to continue as a going concern (positive Fortführungsprognose). In addition, the debtor can file for insolvency proceedings if it is imminently at risk of being unable to pay its debts as and when they fall due (drohende Zahlungsunfähigkeit). The insolvency proceedings are court controlled, and upon receipt of the insolvency petition, the insolvency court may take preliminary measures to secure the property of the debtor (Sicherungsmaßnahmen) by, for example, appointing a preliminary insolvency administrator (vorläufiger Insolvenzverwalter), enjoining the debtor from disposing of its assets (Verfügungsverbot), ordering the debtor not to dispose of its assets without the preliminary insolvency administrator’s consent or/and appointing a preliminary creditors’ committee. Furthermore, the court may prohibit or suspend any measures taken to enforce individual claims against the debtor’s assets during these preliminary proceedings. If a preliminary creditors’ committee is appointed, it can exercise a certain influence on the course of the preliminary proceedings. Upon an admissible insolvency petition, the court orders the opening of insolvency proceedings if a reason to open insolvency proceedings (i.e., over-indebtedness, illiquidity or, in case of an application filed by the debtor, impending illiquidity) exists and if there are sufficient assets to cover at least the cost of the insolvency proceedings. The court appoints an insolvency administrator (Insolvenzverwalter) who, once the main insolvency proceedings have been opened, has full administrative and disposal authority over the insolvency estate (Insolvenzmasse), i.e., the debtor’s assets. Upon application of the debtor, the court may also order a so-called protective shield proceedings (Schutzschirmverfahren) during which the debtor remains entitled to dispose of its assets, but the court may prohibit or suspend any measures taken to enforce individual claims against the debtor’s assets.
Generally, the opening of (preliminary) insolvency proceedings may affect the enforceability of guarantees or security provided to you. Individual Enforcement Actions with respect to the guarantee claims are subject to an automatic stay upon the opening of insolvency proceedings. Even creditors who have a right to segregate an asset from the insolvency estate (Aussonderungsrecht) may be restrained from regaining possession of the relevant asset if the court orders that it is required for the continuation of the debtor’s business. Once insolvency proceedings have been opened, all creditors, whether secured or unsecured (unless they have a right to segregate an asset from the insolvency estate), wishing to assert claims against the debtor need to participate in the insolvency proceedings. Any security acquired by virtue of enforcement during the last month prior to the filing of the insolvency petition or after that date will become invalid by operation of law when the insolvency proceedings are opened.
Generally, secured creditors are entitled to separate or preferred satisfaction in German insolvency proceedings.
The process of enforcing the security granted by the debtor depends on the type of that security. If the insolvency administrator is in possession of a movable asset which is subject to separate satisfaction, he may realize the asset. The same is true when the claims have been assigned by the debtor for security purposes (Sicherungsabtretung). In this case the realization proceeds less certain contributory charges for (i) assessing the value of the secured assets (Kosten der Feststellung) (4% of the relevant proceeds) and (ii) realizing the secured assets (Kosten der Verwertung) (usually 5% of the relevant proceeds), in each case, including any such taxes (such as VAT) accruing thereon, are paid to the creditor holding a security interest in the relevant collateral up to an amount equal to its secured claims. The contributory charges will become part of the insolvency estate.
If the secured creditor has possession of a movable asset subject to separate satisfaction, he may realize the asset himself. The same is true for account pledges (Kontoverpfändungen), share pledges (Anteilsverpfändungen) or mortgages (Hypotheken). In this case, the insolvency estate is generally not entitled to participate in the proceeds. However, in preliminary insolvency proceedings (vorläufiges Insolvenzverfahren) only, even if the secured creditor may have the right to realize security provided by the debtor, the insolvency court may still be entitled to restrain the creditor in exercising these rights under certain conditions. The surplus of the enforcement of a security right (if any) will become part of the insolvency estate.
After the complete termination and satisfaction of claims against the insolvency estate (comprising amongst others the costs of the insolvency proceedings) the insolvency estate (including the contributory charges and the surplus of an enforcement of security rights mentioned above) will be distributed among the unsecured creditors who are satisfied on a pro rata basis only. If the proceeds from the realization of security rights falls short of the secured claims, the delta may be filed as an unsecured insolvency creditor’s claim. The proceeds resulting from the realization of the insolvency estate of the debtor may not be sufficient to satisfy unsecured creditors under the guarantees granted by any German guarantor after the secured creditors have been satisfied.
Enforcement and distribution of proceeds different from the one outlined above can be proposed in an insolvency plan (Insolvenzplan) that can be submitted by the debtor or the insolvency administrator. Among other things, each class of creditors, and if their rights are affected by the insolvency plan, the class of the debtor’s shareholders, has to consent to such plan in accordance with specific majority rules. Furthermore, the insolvency plan requires approval of the insolvency court.
Under German insolvency law, an insolvency administrator may under certain circumstances avoid (anfechten) any transaction, including the repayment of debt and the granting of security or a guarantee, which was entered into prior to the commencement of insolvency proceedings and which discriminates against creditors.
The insolvency administrator’s right to avoid transactions can, depending on the circumstances, extend to transactions entered into during a ten-year period prior to the petition for the commencement of insolvency proceedings. The most critical hardening period is the last three months prior to the filing of an insolvency petition. During this period a transaction may be voidable as (i) a congruent correspondence (kongruente Deckung), (ii) an incongruent correspondence (inkongruente Deckung) or (iii) a directly detrimental transaction (unmittelbar nachteilige Rechtshandlung). A repayment of debt, for example, may constitute a congruent correspondence and is voidable if at the time of the repayment the debtor was unable to pay its debts (zahlungsunfähig) and the recipient of the payment was aware of such inability or of circumstances strongly suggesting that debtor was illiquid. Prior to the three-month hardening period, a transaction may be avoided by the insolvency administrator if it constitutes (i) an intentional discrimination (vorsätzliche Benachteiligung) of the creditors and was executed within ten years prior to the filing of an insolvency petition or (ii) a performance without consideration (unentgeltliche Leistung) and was executed within four years prior to the filing of an insolvency petition. A German court might consider the granting of security or a guarantee by a subsidiary to its parent company as performance without consideration. The insolvency administrator may also avoid a transaction by which a debtor grants security for (hardening period of ten years) or discharges a shareholder’s claim for repayment (hardening period of one year) of a shareholder loan.

In addition, as long as no insolvency proceedings are instituted, a creditor who has obtained an enforcement order has the right to challenge certain transactions, such as the payment of debt or the granting of security or a guarantee, pursuant to the German Code on Avoidance (Anfechtungsgesetz). In the event such a transaction was successfully avoided, the holders of the notes would be under an obligation to repay the amounts received or to waive the guarantee or security.
The above principles of avoidance apply, in particular, to the guarantees or collateral granted by the German guarantors. In the case of such avoidance of a guarantee or security provided by a German guarantor, you would not have any claim in respect of the respective guarantee and any amounts obtained under the guarantee that are avoided would have to be repaid. The German principles on avoidance may therefore limit your ability to recover payments due on the guarantees.
Under German law there is no substantive consolidation of the assets and liabilities of a group of companies in the event of insolvency. Therefore, each insolvent company will be liquidated on a stand-alone basis and individual insolvency proceedings with potentially different insolvency administrators will be initiated.
Restrictions on Enforcement Reflecting German Corporate Law
The enforcement of guarantees and security interests provided by our German subsidiaries incorporated as a GmbH or GmbH & Co. KG will be limited by language reflecting the capital maintenance rules imposed by German corporate law, which prohibit the direct or indirect repayment of a German limited liability company’s stated share capital to its direct or indirect shareholders (including payments pursuant to guarantees in favor of the debts of such shareholders). Payments under the guarantees and/or enforcement of security interests will be limited if, and to the extent, such payments/enforcements would cause a German subsidiary’s net assets to fall below the amount of its stated share capital or would further increase an existing shortfall, in each case in violation of Section 30 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG).

The net assets of each of our German subsidiaries incorporated as a GmbH or, in case of a GmbH & Co. KG, its general partner (Komplementär) are measured at the time of enforcement of the guarantee or security, as the case may be, after taking into account, among other things, the direct debt and other obligations of the relevant German subsidiary incorporated as a GmbH or, in case of a GmbH & Co. KG, its general partner (Komplementär). Because our German subsidiaries are also guarantors of or security providers in respect of all obligations under the Senior Indebtedness and will also owe other obligations, we cannot assure you that the excess of the net assets of each German subsidiary incorporated as a GmbH, or in the case of a GmbH & Co. KG, its general partner (Komplementär) over its stated share capital will be adequate to cover any or all of the amounts outstanding under any guarantee provided by the relevant German subsidiary or the obligations secured by the security granted by the relevant German subsidiary.
German capital maintenance rules are subject to ongoing court decisions. We cannot assure you that future court rulings may not further limit the access of shareholders to assets of their subsidiaries constituted in the form of a limited liability company or of a limited partnership, the general partner or general partners of which is, or are, a limited liability company, which can negatively affect our ability to make payment on the notes or of the subsidiaries to make payments on the guarantees.
Recognition of the Laws of New York in German Proceedings
Although the choice of the laws of New York to govern the guarantees would be recognized by the competent courts of the Federal Republic of Germany, in case of a dispute before a German court, the German court would only recognize the substantive laws of New York and would apply the laws of the Federal Republic of Germany with respect to procedural matters. Further, a German court may refuse to apply and/or to enforce provisions governed by the laws of New York (as they apply to the guarantees) if the respective provision is contrary to the German ordre public (public policy) or compulsory provisions under German law or if the law of another jurisdiction must be applied regardless of the chosen law. In addition, if a German court finds that the facts of the case have only been connected with a jurisdiction other than New York at the time of the choice of law, the court may still apply those provisions which cannot be derogated by contract according to the laws of that jurisdiction.

Finally, a German court may not recognize the choice of laws of New York if, or to the extent it is determined that, the choice of laws of New York was made to evade mandatory provisions or public policy considerations of the laws of another jurisdiction.
Release of Security Interests Governed by German Law
If the realizable value of the security package at any date after entering into the German law security documents permanently and not just temporarily exceeds 110% of the amount of the secured obligations, such excessive part of the security must, on request of the respective security provider, be released, which would not affect the validity or enforceability of the remaining security. A security provider will be deemed to have a claim for release of the excess security even if the relevant documents do not expressively provide for release provisions.

Other Local Law Considerations
The beneficial owners of the senior secured notes from time to time will not be party to any of the security documents. Therefore, in Germany, there are risks regarding the enforceability of the security interests granted by the note guarantors in favor of the noteholders. In order to mitigate the risk, the collateral agent will enter into an abstract acknowledgement of indebtedness agreement and a parallel debt undertaking pursuant to which the collateral agent will become the holder of the secured claims equal to the principal amount of the notes plus certain other amounts for the benefit of the trustee and the holders of the notes. Accordingly, the rights of the holders will not be directly secured by the pledges of the collateral, but through this parallel claim. This parallel claim will be acknowledged by the applicable grantor by way of an abstract acknowledgement of indebtedness or a parallel debt undertaking to the collateral agent. The abstract acknowledgement of debt and parallel debt undertaking secures the notes and the collateral secures claims under the abstract acknowledgement of debt and parallel debt undertaking. There is uncertainty as to the enforceability of this procedure in Germany. This procedure has not yet been tested under German law, and we cannot assure you that it will eliminate or mitigate the risk of unenforceability posed by German law.
In order to create valid security interests over assets expressed to be subject to security interests under German law:

•	the relevant company must be notified of the pledges over shares and partnership interests;

•	the relevant account bank must be notified of the pledges over bank accounts;

•	the notification/consent of the relevant insurer is required for the assignment of insurance receivables; and

•	the land charges and the deeds for submission to immediate enforcement (Unterwerfung unter die sofortige Zwangsvollstreckung) must be registered in the competent land register (Grundbuch).
Any enforceable copy (vollstreckbare Ausfertigung) that has been issued before an existing land charge has been assigned to the collateral agent has to be transcribed (umgeschrieben) in favour of the collateral agent before the existing deeds for submission to immediate enforcement (Unterwerfung unter die sofortige Zwangsvollstreckung) can be enforced.
Luxembourg
The Lux Issuer and one or more of the guarantors and security grantors are incorporated under the laws of the Grand Duchy of Luxembourg and there are assets located in Luxembourg which are subject to security interests.
Certain Insolvency Law Considerations
The Lux Issuer and one or more of the guarantors and security grantors are incorporated under the laws of the Grand Duchy of Luxembourg and have their registered offices in the Grand Duchy of Luxembourg (together the

“Luxembourg Obligors”). Accordingly, Luxembourg courts should have, in principle, jurisdiction to open main insolvency proceedings with respect to these Luxembourg Obligors, as entities having their registered office and central administration (administration centrale) and centre of main interest (“COMI”), as used in the EC Regulation 1346/2000 of 29 May 2000 on insolvency proceedings (the “EU Regulation”), in the Grand Duchy of Luxembourg, such proceedings to be governed by Luxembourg insolvency laws. According to the EU Regulation, there is a rebuttable presumption that a company has its COMI in the jurisdiction in which it has the place of its registered office. As a result, there is a rebuttable presumption that the COMI of the Luxembourg Obligors is in the Grand Duchy of Luxembourg and consequently that any “main insolvency proceedings” (as defined in the EU Regulation) would be opened by a Luxembourg court and be governed by Luxembourg law.
However, the determination of where any of the Luxembourg Obligors has its COMI is a question of fact, which may change from time to time. Preamble 13 of the EU Insolvency Regulation states that the COMI of a debtor should correspond to the place where the debtor conducts the administration of its interests on a regular basis and “is therefore ascertainable by third parties.” In the Eurofood IFSC Limited decision (Case C-341/04) by the European Court of Justice (“ECJ”), the ECJ restated the presumption in the EU Regulation that the place of a company’s registered office is presumed to be the company’s COMI and stated that the presumption can only be rebutted if “factors which are both objective and ascertainable by third parties enable it to be established that an actual situation exists which is different from that which locating it at the registered office is deemed to reflect.”
Subsequently, the ECJ stated in the Interedil Srl decision (Case C-396/09) that a debtor company’s COMI must be determined by attaching greater importance to the place of the company’s central administration, as may be established by objective factors which are ascertainable by third parties. Where the bodies responsible for the management and supervision of a company are in the same place as its registered office and the management decisions of the company are taken, in a manner that is ascertainable by third parties, in that place, the presumption in that provision cannot be rebutted. Where a company’s central administration is not in the same place as its registered office, the presence of company assets and the existence of contracts for the financial exploitation of those assets in a member state other than that in which the registered office is situated cannot be regarded as sufficient factors to rebut the presumption unless a comprehensive assessment of all the relevant factors makes it possible to establish, in a manner that is ascertainable by third parties, that the company’s actual centre of management and supervision and of the management of its interests is located in that other Member State.
Under Luxembourg insolvency laws, the following types of proceedings (the “Insolvency Proceedings”) may be opened against such Luxembourg Obligors:

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bankruptcy proceedings (faillite), the opening of which is initiated by the relevant guarantor, by any of its creditors or by Luxembourg courts ex officio. The managers/directors of the Luxembourg Obligors have the obligation to file for bankruptcy within one month in case it is in a state of cessation of payment (cessation de paiement).

Following such a request, the Luxembourg courts having jurisdiction may open bankruptcy proceedings, if the relevant guarantor (i) is in default of payment (cessation des paiements) and (ii) has lost its commercial creditworthiness (ébranlement de crédit).
If a court finds that these conditions are satisfied, it may also open ex officio bankruptcy proceedings, absent a request made by the relevant Luxembourg Obligor.
The main effects of such proceedings are (i) the suspension of all measures of enforcement against the relevant Luxembourg Obligor, except, subject to certain limited exceptions, for secured creditors and (ii) the payment of the Luxembourg Obligor’s creditors in accordance with their ranking upon the realization of the guarantor’s assets:

•	controlled management proceedings (gestion controlée), the opening of which may only be requested by the relevant Luxembourg Obligor and not by its creditors; and

•
composition proceedings (concordat préventif de faillite), the obtaining of which is requested by the relevant guarantor only after having received a prior consent from a majority of its creditors holding 75% at least of the claims against such Luxembourg Obligor. The obtaining of such composition proceedings will trigger a provisional stay on enforcement of claims by creditors.

In addition to these proceedings, the ability of the holders of notes to receive payment on the notes may be affected by a decision of a court to grant a stay on payments (sursis de paiements) or to put the relevant guarantor into judicial liquidation (liquidation judiciaire). Judicial liquidation proceedings may be opened at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that are in serious breach or violation of the commercial code or of the laws governing commercial companies dated August 10, 1915, as amended (the “Companies Act”). The management of such liquidation proceedings will generally follow similar rules as those applicable to bankruptcy proceedings.
The Luxembourg Obligors’ liabilities in respect of the notes will, in the event of a liquidation of the Luxembourg Obligors following bankruptcy or judicial liquidation proceedings, rank after the cost of liquidation (including any debt incurred for the purpose of such liquidation) and those of the concerned obligor’s debts that are entitled to priority under Luxembourg law. For example, preferential debts under Luxembourg law include, among others:

•	certain amounts owed to the Luxembourg Revenue;

•	value-added tax and other taxes and duties owed to the Luxembourg Customs and Excise;

•	social security contributions; and

•	remuneration owed to employees.
For the avoidance of doubt, the above list is not exhaustive.
Assets in the form of shares or receivables over which a security interest has been granted and perfected will in principle not be available for distribution to unsecured creditors (except after enforcement and to the extent a surplus is realized), and subject to application of the relevant priority rule and liens and privileges arising mandatorily by law.
During insolvency proceedings, all enforcement measures by unsecured creditors are suspended. In the event of controlled management proceedings, the ability of secured creditors to enforce their security interest may also be limited, automatically causing the rights of secured creditors to be frozen until a final decision has been taken by the court as to the petition for controlled management, and may be affected thereafter by a reorganization order given by the relevant Luxembourg court subject to the exceptions under the Luxembourg Collateral Law as referred to below. A reorganization order requires the prior approval of more than 50% of the creditors representing more than 50% of the relevant guarantor’s liabilities in order to take effect.
Luxembourg insolvency laws may also affect transactions entered into or payments made by the guarantor during the period before bankruptcy, the so-called “suspect period” (periode suspecte), which is a maximum of six months, as from the date on which the Commercial Court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period, preceding the judgment declaring bankruptcy, except that in certain specific situations the court may set the start of the suspect period at an earlier date, if the bankruptcy judgment was preceded by another insolvency proceedings (e.g., a suspension of payments or controlled management proceedings) under Luxembourg law.
In particular:

•
pursuant to article 445 of the Luxembourg code of commerce, specified transactions (such as, in particular, the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any means other than in cash or by bill of exchange; the sale of assets or entering into transactions generally without consideration or with substantially inadequate consideration) entered into during the suspect period (or the ten days preceding it) will be set aside or declared null and void, if so requested by the insolvency receiver; article 445 does not apply for financial collateral arrangements and set-off arrangements subject to the Luxembourg law of August 5, 2005 on financial collateral arrangements as amended (the “Luxembourg Collateral Law”), such as Luxembourg law pledges over shares or receivables.

•
pursuant to article 446 of the Luxembourg code of commerce, payments made for matured debts for consideration, as well as other transactions concluded during the suspect period, are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; article 446 does not apply for financial collateral arrangements and set-off arrangements subject to the Collateral Law, such as Luxembourg law pledges over shares or receivables.

•
regardless of the suspect period, article 448 of the Luxembourg Code of Commerce and article 1167 of the Luxembourg Civil Code (action paulienne) give any creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy.

The Luxembourg Collateral Law provides that with the exception of the provisions of the Luxembourg law of December 8, 2000 on over-indebtedness (which only apply to natural persons), the provisions of Book III, Title XVII of the Luxembourg Civil Code, of Book 1, Title VIII and of Book III of the Luxembourg Commercial Code and national or foreign provisions governing reorganization measures, winding-up proceedings or other similar proceedings and attachments or other measures referred to in article 19(b) of the Luxembourg Collateral Law are not applicable to financial collateral arrangements (such as Luxembourg pledges over shares or receivables) and shall not constitute an obstacle to the enforcement and to the performance by the parties of their obligations. Certain preferred creditors of a Luxembourg company (including the Luxembourg tax, social security and other authorities) may have a privilege that ranks senior to the rights of the secured or unsecured creditors.

Security Interests Considerations
According to Luxembourg conflict of law rules, the courts in Luxembourg will generally apply the lex rei sitae or lex situs (the law of the place where the assets or subject matter of the pledge or security interest is situated) in relation to the creation, perfection and enforcement of security interests over such assets. As a consequence, Luxembourg law will apply in relation to the creation, perfection and enforcement of security interests over assets located or deemed to be located in Luxembourg, such as registered shares in Luxembourg companies, bank accounts held with a Luxembourg bank, receivables/claims governed by Luxembourg law and/or having debtors located in Luxembourg, tangible assets located in Luxembourg, securities which are held through an account located in Luxembourg, bearer securities physically located in Luxembourg, etc.
If there are assets located or deemed to be located in Luxembourg, the security interests over such assets will be governed by Luxembourg law and must be created, perfected and enforced in accordance with Luxembourg law. The Luxembourg Collateral Law governs the creation, validity, perfection and enforcement of pledges over shares, bank accounts and receivables located or deemed to be located in Luxembourg.
Under the Luxembourg Collateral Law, the perfection of security interests depends on certain registration, notification and acceptance requirements. A share pledge agreement must be (i) acknowledged and accepted by the company which has issued the shares (subject to the security interest) and (ii) registered in the shareholders’ register of such company. If future shares are pledged, the perfection of such pledge will require additional registration in the shareholders’ register of such company. A pledge over receivables becomes enforceable against the debtor of the receivables and third parties from the moment when the agreement pursuant to which the pledge was created is entered into between the pledgor and the pledgee. However, if the debtor has not been notified of the pledge or if he did not otherwise acquire knowledge of the pledge, he will be validly discharged if he pays the pledgor. A bank account pledge agreement must be notified to and accepted by the account bank. In addition, the account bank has to waive any pre-existing security interests and other rights in respect of the relevant account. If (future) bank accounts are pledged, the perfection of such pledge will require additional notification to, acceptance and waiver by the account bank. Until such registrations, notifications and acceptances occur, the pledge agreements are not effective and perfected against the debtors, the account banks and other third parties.
Article 11 of the Luxembourg Collateral Law sets out the following enforcement remedies available upon the occurrence of an enforcement event:

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appropriation by a pledgee or a third party of the pledged assets at (i) a value determined in accordance with a valuation method agreed upon by the parties or (ii) the listing price of the pledged assets;

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sale of the pledged assets (i) in a private transaction at commercially reasonable terms (conditions commerciales normales), (ii) by a public sale at the stock exchange, or (iii) by way of a public auction;

•	court allocation of the pledged assets to the pledgee in discharge of the secured obligations following a valuation made by a court-appointed expert; or

•	set-off between the secured obligations and the pledged assets.
As the Luxembourg Collateral Law does not provide any specific time periods and depending on (i) the method chosen, (ii) the valuation of the pledged assets, (iii) any possible recourses, and (iv) the possible need to involve third parties, such as, e.g., courts, stock exchanges and appraisers, the enforcement of the security interests might be substantially delayed.
Foreign law governed security interests and the powers of any receivers/administrators may not be enforceable in respect of assets located or deemed to be located in Luxembourg. Security interests/arrangements, which are not expressly recognized under Luxembourg law and the powers of any receivers/administrators might not be recognized or enforced by the Luxembourg courts, in particular where the Luxembourg security grantor becomes subject to Luxembourg Insolvency Proceedings or where the Luxembourg courts otherwise have jurisdiction because of the actual or deemed location of the relevant rights or assets, except if “main insolvency proceedings” (as defined in the EU Regulation) are opened under Luxembourg law and such security interests/arrangements constitute rights in rem over assets located in another Member State in which the EU Regulation applies, and in accordance of article 5 of the EU Regulation.
The perfection of the security interests created pursuant to the pledge agreements does not prevent any third party creditor from seeking attachment or execution against the assets, which are subject to the security interests created under the pledge agreements, to satisfy their unpaid claims against the pledgor. Such creditor may seek the forced sale of the assets of the pledgors through court proceedings, although the beneficiaries of the pledges will in principle remain entitled to priority over the proceeds of such sale (subject to preferred rights by operation of law).
Under Luxembourg law, certain creditors of an insolvent party have rights to preferred payments arising by operation of law, some of which may, under certain circumstances, supersede the rights to payment of secured or unsecured creditors, and most of which are undisclosed preferences (privilèges occultes). This includes in particular the rights relating to fees and costs of the insolvency official as well as any legal costs, the rights of employees to certain amounts of salary, and the rights of the Treasury and certain assimilated parties (namely social security bodies), which preferences may extend to all or part of the assets of the insolvent party. This general privilege takes in principle precedence over the privilege of a pledgee in respect of pledged assets.
Intra-group Guarantees
Entities incorporated in Luxembourg have granted security interests and guarantees in order to secure, inter alia, the obligations under the notes.

The granting of cross- or up-stream security interests and guarantees by a Luxembourg company in order to secure the obligations of other entities may raise some corporate benefit issues, in particular in relation to the corporate interest of the Luxembourg company having to provide such security interests/guarantees. A Luxembourg company must act for its own benefit (spécialité légale) and in its own corporate interest. It cannot ultimately be excluded that granting of security interest/guarantee, which would be considered by a Luxembourg court as made in the absence of corporate interest, be declared void on the ground of illegal cause (cause illicite). Following the French supreme court case law, to which Luxembourg courts might turn, a Luxembourg entity could find a benefit and a corporate interest in granting security interests and guarantees for the obligations of other group entities if certain conditions are met. Whether an action is in the corporate interest of a company is a matter of fact not a legal issue. The directors/managers of a company are those who are able to assess whether such company has a corporate benefit and interest in granting cross- or up-stream security interests or guarantees. In the present transaction, the directors/managers of all the Luxembourg entities granting security and/or guarantees in favor of other group entities have expressly declared that the granting of cross- and up-stream securities by their respective company is in its best corporate benefit and interest. It is further commonly considered that down-stream guarantees and security interests do not raise corporate benefit issues. In addition, the transaction documents, as approved in the corporate decisions to be taken by the directors/managers of all the Luxembourg entities granting security and/or guarantees in favor of other group entities are including a guarantee limitation wording which is likely to limit such risk.
Financial Assistance
Any guarantees granted by Luxembourg entities, which constitute breach of the provisions on financial assistance as defined by article 49-6 of the Luxembourg Company Law or any other similar provisions (to the extent applicable, as at the date of this offering circular, to a Luxembourg entity having the form of a private limited liability company) (together the “Financial Assistance Provisions”) might not be enforceable.
The guarantee and pledge agreements entered into by the Luxembourg entities provide that the obligations which would come into the scope of the Financial Assistance Provisions will not be guaranteed by such guarantees and pledges.
Registration in Luxembourg
The registration of the notes, the security interest agreements, the indenture, the guarantees and the transaction documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that the notes, the security interest agreements, the indenture, the guarantees and the transaction documents (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). In such case, either a nominal registration duty or an ad valorem duty (or, for instance, 0.24% of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered. No ad valorem duty is payable in respect of security interest agreements, which are subject to the Luxembourg Collateral law.
The Luxembourg courts or the official Luxembourg authority may require that the notes, the security interest agreements, the indenture, the guarantees and the transaction documents (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.
Mexico
If the Anticipated Release does not occur prior to such guarantors providing guarantees of the notes, one or more of the guarantors will be organized under the laws of Mexico. In the event of insolvency, insolvency proceedings may, therefore, be initiated in Mexico. Mexican law would then govern those proceedings. The insolvency laws of Mexico may not be as favorable to your interests — or may even preclude your interests as creditors — as the insolvency laws of other jurisdictions, including in respect of priority of creditors, the enforceability of securities, the ability to obtain post-petition interest and the duration of the insolvency proceedings, and hence may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

The Mexican insolvency law (Ley de Concursos Mercantiles) contemplates a single proceeding for reorganization (concurso mercantil) and bankruptcy (quiebra) with two successive stages: the first stage, known as the “mediation” stage, is compulsory and is designed to reorganize the insolvent entity, and the second stage, known as the “bankruptcy” stage, provides for the bankruptcy and liquidation of the insolvent entity.

In Mexico, a person will be declared insolvent when it generally fails to pay its obligations as and when they become due. Insolvency of a person will be adjudicated upon the request of the insolvent entity, the Mexican attorney general’s office or any creditor of the insolvent entity when (a) the insolvent entity has defaulted in its payment obligations with two or more creditors and (b) when, on the date of such request, (i) 35% or more of such obligations have been delinquent for more than 30 days; and/or (ii) the insolvent entity does not have sufficient liquid assets (namely, cash and cash equivalents, such as bank deposits and other receivables with a maturity of no more than 90 days, or securities that may be sold within 30 days, in each case, from the date of filing of the insolvency request) to pay at least 80% of its due and payable obligations on the date of filing of the insolvency request. If the insolvency request is filed voluntarily by the insolvent entity, only one of the conditions described in items (i) and (ii) of clause (b) above would have to be satisfied. If the insolvency request is filed by the attorney general’s office or any creditor of the insolvent entity, both conditions described in items (i) and (ii) of clause (b) above would have to be satisfied. An insolvency presumption will exist with respect to any person or entity when, inter alia, its assets for attachment in aid of execution of a judgment or claim are insufficient; it has failed to pay two or more creditors; or it has participated in fraudulent or fictitious acts to avoid payment to creditors.
Upon filing of a petition for a judgment declaring insolvency, the court will instruct the Federal Institute of Insolvency Specialists (Instituto Federal de Especialistas de Concursos Mercantiles) to appoint an inspector (visitador) to visit the entity presumed to be insolvent. The inspector will then issue an opinion regarding the commercial entity’s insolvency, which will enable the court to issue a judicial resolution declaring the legal insolvency of such person. Following the issuance of such insolvency judgment, the Federal Institute of Insolvency Specialists will designate and appoint a mediator (conciliador) who will facilitate the negotiations between the insolvent entity and its creditors in order to reach a creditors’ agreement. The issuance of the insolvency judgment and the appointment of the mediator will initiate the “mediation” stage of the insolvency proceeding. The insolvency proceeding in Mexico is at all times court controlled, and upon receipt of an insolvency petition, the insolvency court may take preliminary measures (providencias precautorias) to secure the property of the insolvent entity.
During the “mediation” stage, the insolvent entity and those creditors that have been recognized within the insolvency proceeding as creditors of the insolvent entity would negotiate an agreement with respect to the payment of the outstanding obligations of the insolvent entity. In order for such creditors’ agreement to become effective and binding, it must be entered into between the insolvent entity and those recognized creditors holding title to more than 50% of the sum of (i) the amount of all unsecured claims of all unsecured recognized creditors of the insolvent entity, and (ii) the amount of all secured claims of those secured recognized creditors that enter into such creditors’ agreement. The creditors’ agreement would then have to be approved by the insolvency court. A secured claim under the Mexican insolvency law is considered to be a claim secured under a pledge or a mortgage or otherwise benefiting from any other form of statutory privilege or priority of payment.
Under the Mexican insolvency statute, the creditors’ agreement would be deemed entered into by an unsecured recognized creditor (whether or not such creditor actually enters into the agreement) if the agreement expressly contemplates (a) the payment of all amounts due and payable to such creditor on the date of the respective insolvency judgment converted to Unidades de Inversión, (b) the payment of all amounts that would become due and payable to such creditor from the date of the insolvency judgment until the date of approval of the creditors’ agreement by the insolvency court, which would be converted into Unidades de Inversión on the date such amounts become due and payable, and (c) the payment of all amounts that would become due and payable to such creditor after the date of approval of the creditors’ agreement, also converted into Unidades de Inversión on the date such amounts become due and payable.
The creditors’ agreement could also provide, with respect to any unsecured recognized creditors that are not a party to such agreement, (i) a stay of such creditors’ claim (with a capitalization of ordinary interest), but only to the extent the term of such stay is at least equal to the shortest stay assumed by those unsecured creditors that are a party to the creditors’ agreement and whose claims amount to 30% of all aggregate recognized claims, (ii) a write-off of such creditors’ claim, but only to the extent such write-off is at least equal to the lowest write-off assumed by those unsecured creditors that are a party to the creditors’ agreement whose claims amount to 30% of all aggregate recognized claims, or (iii) a combination of a stay and a write-off of such creditors’ claim, to the extent it is identical to the combinations accepted by those unsecured creditors that are a party to the creditors’ agreement whose claims amount to 30% of all aggregate recognized claims.
Secured recognized creditors that do not become a party to the creditors’ agreement may commence or continue foreclosure of their respective collateral; unless, the creditors’ agreement contemplates the payment of their respective claims or the payment of the price of the properties constituting such collateral. In this case, any excess with respect to the value of such properties would be deemed an unsecured claim for purposes of the insolvency proceeding.
At the request of the insolvent entity, if the “mediation stage” expires without the filing of an approved creditors’ agreement before the insolvency court or at the request of the mediator, the insolvency court would be required to issue a judgment declaring the bankruptcy of the insolvent entity. Upon such declaration of bankruptcy, the insolvency court would appoint a receiver (síndico) that would be charged with the management of the insolvent entity until its liquidation. The receiver would carry out the liquidation of the insolvent entity through the sale of its assets, in accordance with certain preset rules and conditions. The proceeds obtained from the liquidation of the assets of the insolvent entity would be applied by the receiver to make payments to creditors in the following order of priority:

•	first, payment of labor claims for salaries and severance for the two calendar years preceding the insolvency judgment;

•
second, payments to secured creditors (including costs and expenses relating to foreclosure and the enforcement of their respective rights), but only to the extent of the value of their respective collateral;

•	third, payment of liabilities and obligations of the estate of the insolvent entity (i.e., management costs, fees and expenses incurred after the insolvency judgment);

•	fourth, payment of litigation costs and expenses, and fees and expenses of the inspector, the mediator and any appointed receivers;

•	fifth, payment of other labor claims and tax claims;

•
sixth, payments to other creditors that qualify as “privileged” under Mexican commercial laws (e.g., creditors that are entitled to retain an asset until payment is made), but only to the extent of the value of the respective privilege; and

•	seventh, payments to unsecured creditors.
Generally, the issuance of an insolvency judgment may affect the enforceability of the guarantees granted by the Mexican guarantors and the security interests provided by such Mexican guarantors. On the date of an insolvency judgment issued against any of the Mexican guarantors, the obligations of such Mexican guarantor under the notes (i) would be converted into Mexican pesos at the exchange rate prevailing at the time of the insolvency judgment and then from Mexican pesos into Unidades de Inversión, a Mexican inflation-pegged accounting unit, and would not be adjusted to take into account any devaluation of the Mexican peso relative to the U.S. Dollar occurring after such conversion, (ii) would be subject to the outcome of, and priorities recognized in, the Mexican insolvency law, (iii) would cease to accrue interest from the date a reorganization proceeding is declared, and (iv) would be subject to certain statutory preferences including tax, social security and labor claims and claims of secured creditors.

Under Mexican law, the guarantees provide a basis for a direct claim against any Mexican guarantors; however, it is possible that the guarantees may not be enforceable under the Mexican insolvency law. While Mexican law does not prohibit the giving of guarantees and as a result does not prevent the guarantees of the notes from being valid, binding and enforceable against any Mexican guarantors, in the event that a Mexican guarantor becomes subject to an insolvency proceeding, the relevant guarantee may be deemed to have been a fraudulent transfer and declared void. Under the Mexican insolvency law, any action consummated by a Mexican guarantor prior to the date of an insolvency judgment will be deemed fraudulent when the Mexican guarantor is knowingly defrauding its creditors, and the third party participating in any such action had actual knowledge of such fraudulent intent. If the action is gratuitous, the action will be deemed fraudulent even if the third party had no actual knowledge of the fraudulent intent. Any action consummated by a Mexican guarantor at any time after the date that is 270 calendar days prior to the date of the applicable insolvency judgment (i) will be deemed fraudulent when, inter alia, (a) the Mexican guarantor receives no consideration, or the consideration received or paid by the Mexican guarantor, or the terms and conditions of the transaction, are clearly or materially below market, or (b) the Mexican guarantor makes a payment of indebtedness not yet due, or forgives receivables owed to it and (ii) will be presumed fraudulent, unless the interested third party proves that it was acting in good faith, when (a) the Mexican guarantor grants or increases collateral that was not originally contemplated and (b) the Mexican guarantor makes any payments in-kind that were not originally contemplated. In addition, certain transactions among related parties will also be deemed fraudulent and may be set aside by the insolvency court. In Mexico, the obligations of the Mexican guarantors would be considered to be ancillary obligations (obligaciones accesorias) to the principal obligations that they secure. If the principal obligations were to be declared null and void by the insolvency court, the ancillary obligations would also be considered to be null and void.
As regards the creation by any Mexican guarantor of a security interest through the transfer of collateral to a security trust (fideicomiso de garantía) in Mexico, under Mexican law such assets should not be considered to be assets of such Mexican guarantor, but rather assets held by the trustee under such security trust exclusively for the purposes set forth therein. If such Mexican guarantor were to become insolvent, the exercise of rights of the secured parties under the security trust may be substantially delayed and could be adversely affected by the ensuing insolvency proceeding.
Other Local Law Considerations
Under Mexican law, the implementation of a security trust or a floating lien pledge (prenda sin transmisión) to create a security interest requires compliance with certain formalities. In the case of a security trust, if the assets being transferred to the trustee as collateral consist of movable property which amount is equal to or greater than the Mexican peso equivalent of 250,000 unidades de inversion (a Mexican inflation-pegged accounting unit), the parties to the related security trust agreement are required to ratify their signatures in the presence of a Mexican notary public. If the assets being transferred to the trustee as collateral consist of real estate property, the agreement documenting such assignment would have to be granted in a public deed in the presence of a Mexican notary public, and such public deed would have to be recorded in the Public Registry of Property of the jurisdiction where such real estate property is located in order for such transfer to become effective before third parties.

Similarly, in the case of a floating lien pledge, the related floating lien pledge agreement is required to be documented in writing and, when the secured obligations equal or exceed the Mexican peso equivalent of 250,000 unidades de inversion, the parties thereto shall ratify their signatures in the presence of a Mexican notary public. The floating lien pledge agreement will become effective among the parties on the execution date thereof; provided that such agreement will only become effective before third parties after it has been recorded in the Public Registry of Commerce.
New Zealand
Certain Insolvency Law Considerations
Two of the guarantors are incorporated under the laws of New Zealand. In the event of the insolvency of a New Zealand Guarantor, insolvency proceedings would likely proceed under, and be governed by, New Zealand insolvency law. However, as one of the New Zealand Guarantors holds shares in certain Luxembourg incorporated companies, it is possible that insolvency proceedings could proceed in those jurisdictions. Please see the insolvency law considerations for Luxembourg for more information.
To the extent that any of the guarantors not incorporated in New Zealand has a connection with New Zealand (such as holding assets located in New Zealand), it is possible that proceedings in respect of that guarantor could proceed in New Zealand under New Zealand law. However, whether a judgment of the New Zealand Courts in relation to the status of a company incorporated in another jurisdiction, or its assets located in another jurisdiction, will be recognized and capable of enforcement in that jurisdiction will depend on the conflict of laws rules applied by the courts of that other jurisdiction.
New Zealand insolvency laws are different from the insolvency laws of other jurisdictions and this may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.
Liquidation
Liquidation involves the collection and realization of the assets of a company and the paying of creditors in a fixed order of priority from the proceeds of any realization.
All liquidations are commenced by the appointment of a liquidator. A liquidator can be appointed by a special resolution of shareholders, by the board of directors of the company (if the constitution allows it), or by the Court on application of the company, a director, a shareholder, a creditor, an administrator, the Financial Markets Authority (if the company is a financial markets participant), the Reserve Bank of New Zealand (if the company is a licenced insurer) or the New Zealand Registrar of Companies. The Court may only appoint a liquidator if it is satisfied that (i) the company is unable to pay its debts; or (ii) the company or the board has persistently or seriously failed to comply with the New Zealand Companies Act 1993; or (iii) the company, or 1 or more of its directors or shareholders, has intentionally provided the Registrar with inaccurate information; or (iv) the company, or 1 or more of its directors or shareholders, has in a persistent or serious way failed to comply with duties relating to the company under the New Zealand Companies Act 1993 or the New Zealand Financial Reporting Act 1993 (while in force and only until 1 September 2019); or (v) the company does not comply with section 10 of the New Zealand Companies Act 1993 (which requires a company to have a name and at least one share, one shareholder and one director or (vi) it is just and equitable that the company be put into liquidation.
The senior secured notes are guaranteed by the New Zealand Guarantors on a first ranking secured basis. In a liquidation of a New Zealand Guarantor, the claims of the holders of the senior secured notes would rank equally with the claims of the lenders under the Senior Secured Credit Facilities, and ahead of the claims of all unsecured and subordinated secured creditors of the New Zealand Guarantors (other than claims mandatorily preferred by New Zealand liquidation, insolvency and other laws of general application).
The senior notes are also guaranteed by the New Zealand Guarantors. In a liquidation of a New Zealand Guarantor, the claims of the holders of the senior notes would rank equally with claims of all other unsecured creditors of the New Zealand Guarantors (other than claims mandatorily preferred by New Zealand liquidation, insolvency and other laws of general application) but would rank after any secured indebtedness of the New Zealand Guarantors (including indebtedness outstanding under the senior secured notes and the Senior Secured Credit Facilities) to the extent of the value of the property securing such indebtedness.
Voluntary Administration
Voluntary administration is a procedure under the New Zealand Companies Act 1993 that aims to administer the affairs of a company that is, or may become, insolvent in a way that maximizes the chances of the company continuing in existence or, if that is not possible, in a way that results in a better return for the company’s creditors and shareholders than would result from an immediate liquidation. It commences on the appointment of an administrator, who may be appointed by the board of directors of the company, by a liquidator, by the Court or by a secured creditor holding a charge over the whole, or substantially the whole, of the company’s property. Voluntary administration imposes a moratorium which, subject to certain exceptions, prevents a secured creditor from enforcing its security or bringing proceedings against the company for the duration of the administration.

However, a secured creditor who holds a charge over the whole, or substantially the whole, of a New Zealand company’s property will not be constrained by the moratorium, provided it enforces its charge within 10 working days after receiving notice of the administration. In respect of each New Zealand Guarantor, under the New Zealand law security documents granted by the New Zealand Guarantors in favor of the applicable collateral agent (being The Bank of New York Mellon in respect of Reynolds Group Holdings Limited and Wilmington Trust (London) Limited in respect of Beverage Packaging (New Zealand) Limited) (for the benefit of the holders of the senior secured notes and the other beneficiaries of the collateral), the collateral agent has security over all of the New Zealand Guarantor’s property so that the collateral agent would be able to take advantage of this exception to the moratorium provided that the collateral agent enforces the charge within the required time frame.

Statutory Management
Statutory management is a procedure that may be imposed by the New Zealand Governor-General if a corporation is operating fraudulently or recklessly, or if it is considered desirable for the purpose of preserving the interests of the corporation’s shareholders, creditors or beneficiaries, or the public interest, or to enable the affairs of the corporation to be dealt with in a more orderly or expeditious way. A statutory manager is appointed by the New Zealand Governor-General, acting on the advice of the Minister of Commerce and the recommendation of the New Zealand Financial Markets Authority.
Upon a corporation being declared subject to statutory management, all creditors are prevented from enforcing their security or bringing proceedings against the corporation for the duration of the statutory management except with the permission of the statutory manager or the Court.
In addition to the moratorium imposed by statutory management, a statutory manager also has wide reaching powers including the ability to suspend payment of money owing by the corporation, to carry on the business of the corporation or to sell all or part of the business undertaking of the corporation.

Receivership
Receivership is a process which enables a secured creditor to realize assets or manage the business of a company for the purposes of recovering the secured debt. A receiver may be appointed in respect of the property of a company under a deed or agreement to which the company is a party, or by the Court. The receiver has the powers conferred by the deed, agreement or order under which he or she was appointed, including the power to manage and dispose of assets. The receiver is under duties to act in good faith and for a proper purpose, and in the best interests of the creditor who appointed him or her. The receiver is only required to have regard to the interests of creditors with subordinate interests to the extent that those interests are consistent with the duties outlined in the previous sentence, or when exercising a power of sale. Under the New Zealand law security documents granted by the New Zealand Guarantors in favor of the applicable collateral agent (for the benefit of the holders of the senior secured notes and the other beneficiaries of the collateral), the collateral agent has the power to appoint a receiver over all or part of the relevant New Zealand Guarantor’s assets in certain circumstances (for example, following a default under the senior secured notes).
Voidable Transactions
Under the voidable transactions provisions of the New Zealand Companies Act 1993, the guarantee of the notes and the provision of security in respect of that guarantee by a New Zealand Guarantor can be avoided by a liquidator in some circumstances. Broadly, these circumstances include, subject to certain exceptions, a New Zealand Guarantor being unable to pay its debts at the time the guarantee was entered into, or being unable to pay its due debts immediately after the security was granted. A liquidator can also make a claim for recovery under New Zealand law where a transaction, such as the provision of a guarantee, was entered into at undervalue and the relevant New Zealand Guarantor was unable to pay its debts at the time it entered into the transaction. However, a security interest will not be voidable (i) to the extent that valuable consideration is given in good faith by the secured creditor at the time, or at any time after, the security is granted; or (ii) if the security was in substitution for a charge.
Certain Guarantee and Security Limitations

The enforceability of guarantees or security interests granted by a New Zealand Guarantor may be contested under New Zealand law by that New Zealand Guarantor (or its liquidator) if (i) entry into such guarantee or security interest has violated the New Zealand Companies Act 1993 or the constitution of that New Zealand Guarantor and (ii) the party which received the guarantee or security interest is or should have been aware of this violation by virtue of that party’s position or relationship with that New Zealand Guarantor.
For example, New Zealand law requires the directors of a company to act in good faith and in the best interests of that company or its holding company (if the constitution of the company expressly permits it to act in the best interests of its holding company). Directors of a company giving a guarantee must therefore be satisfied that entry into the guarantee is in the best interests of the company (or its holding company, if applicable). Where the directors of a guaranteeing company act beyond its constitution and the New Zealand Companies Act 1993, the guarantee potentially may be set aside if a Court considers that the beneficiary or beneficiaries of the guarantee had knowledge of that fact.
Special consideration must be given to whether the giving of a guarantee by a New Zealand Guarantor constitutes a “major transaction” for that New Zealand Guarantor. Broadly, a “major transaction” is an acquisition or disposition of assets or a transaction which has or is likely to have the effect of the company incurring obligations or liabilities, including contingent liabilities or acquiring rights or interests, greater than 50 per cent of the value of the company’s assets. In the case of a guarantee, the giving of the guarantee will constitute a major transaction if the amount the company is guaranteeing is greater than 50% of the value of the company’s assets before the relevant transaction. Under New Zealand law, a company is prohibited from entering into a major transaction unless it is approved, or is conditional upon approval, by a special resolution of shareholders. If the giving of the guarantee is a major transaction and the above requirements have not been satisfied, the guarantee potentially may be set aside if a Court considers that the beneficiary or beneficiaries of the guarantee had knowledge that the requirements had not been satisfied.
If any director of a New Zealand company is interested in a transaction then, unless the company receives fair value under that transaction (which is presumed if the company enters into the transaction in the ordinary course of its business on usual terms and conditions) or all entitled persons of the company have concurred in the transaction under section 107 of the New Zealand Companies Act 1993, the company may avoid the transaction at any time prior to the expiration of the three-month period after that transaction is disclosed to all the shareholders of the company.
General principles of equity and common law defenses may also limit the enforceability of New Zealand guarantees and security interests. For example:

•
a provision in a guarantee that purports to excuse or protect a party for, or apply regardless of, that party’s negligence, default or breach of duty may not be enforceable (the “clean hands” doctrine);

•	equitable remedies such as an order for specific performance or the issue of an injunction are discretionary, and are not usually ordered or granted, where damages would be an adequate alternative;

•	the enforceability of obligations may be subject to the availability of defence and/or counterclaims, such as set set-off, and misrepresentation; and

•	claims may become time barred under the New Zealand Limitation Act 1950 or 2010.
A guarantee and a security agreement may constitute a credit contract within the meaning of the New Zealand Credit Contracts and Consumer Finance Act 2003 and, accordingly, may not be enforceable in accordance with its terms to the extent that a Court holds such terms, or the exercise of any creditor’s rights and powers under that contract, to be oppressive, or to the extent that a New Zealand Guarantor has been induced to enter into the guarantee by oppressive means. In this context, the expression “oppressive” is defined as meaning oppressive, harsh, unjustly burdensome, unconscionable or in breach of reasonable standards of commercial practice.

The obligations of a New Zealand Guarantor are also subject to all liquidation, administration, receivership, statutory management and other laws and defences affecting creditors’ rights.
The enforceability of a New Zealand security interest is subject to general law and statutory duties, obligations and limitations, including (a) the right of a debtor, in certain circumstances, to redeem secured property by tender of payment in full of the money secured at any time prior to the sale of that property; (b) the obligation of a secured party under the New Zealand Personal Property Securities Act 1999 to (i) exercise its rights (including its power of sale) in good faith and in accordance with reasonable standards of commercial practice and (ii) obtain the best price reasonably obtainable for any property sold; (c) the obligation of a mortgagee in possession of, or receiving income from, mortgaged property to account to the mortgagor; and (d) the prohibition on the exercise of a power of sale of land where default has been made in payment of any amount secured unless and until (i) notice requiring payment of that amount has been served on the debtor and (ii) the default has continued for a specified period from the service of the notice.
The Netherlands
One or more of the guarantors are incorporated under the laws of the Netherlands. In the event of insolvency of any Dutch guarantor, insolvency proceedings with respect to those guarantors would likely proceed under, and be governed by, Dutch insolvency law. Dutch insolvency laws are different from the insolvency laws of other jurisdictions, and this may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.
Under Dutch law, there are two types of insolvency proceedings for the legal entities such as the Dutch guarantors: moratorium of payments (surseance van betaling) and bankruptcy (faillissement).
A moratorium or suspension of payments (“moratorium”) is a court-ordered general suspension of a debtor’s (unsecured and non-preferred) obligations to its creditors. Its purpose is to help the debtor avoid bankruptcy. A moratorium is available at the request of the debtor on the ground that the debtor will be unable to continue payments when they fall due and could be used as a defense by the debtor against a bankruptcy application by a third party. It may be ordered only by the district court located in the district in which the company has its statutory seat. Upon the filing of the request for a moratorium, the court will automatically grant the moratorium on a provisional basis and appoint at least one administrator (bewindvoerder) of the debtor’s estate.
Subsequently, the unsecured and non-preferred creditors must vote in a meeting convened by the court as to whether a definitive moratorium should be granted. The court will then decide whether to grant a definitive moratorium or, alternatively, the court may declare the debtor bankrupt. The court will grant a definitive moratorium unless such moratorium is opposed by either (i) creditors having claims jointly exceeding one quarter of the total amount of claims represented at the meeting, or (ii) more than one third of creditors whose claims are represented at the meeting. A moratorium takes effect retroactively from 0.00 hours on the day on which the court has granted the provisional suspension of payments.
During a moratorium, unsecured, non-preferred creditors cannot enforce their rights. Secured creditors, on the other hand, can exercise their rights, despite the moratorium. However, the court may call a “freeze-order” (afkoelingsperiode) for a maximum period of four months (consisting of an initial two months, with a possible two month extension), during which period the secured creditors cannot exercise their rights without the approval of the court or the bankruptcy judge (rechter commissaris). Accordingly, a moratorium may prevent creditors from effecting a restructuring of a Dutch guarantor, and could reduce secured creditors’ recovery under a guarantee and/or security interest.
A moratorium may lead to (i) a normal resumption of payments to creditors, or (ii) a settlement of payments owed to creditors or, in the majority of cases (iii) a bankruptcy of the debtor.
Bankruptcy is a court-ordered general attachment of the assets of a debtor for the benefit of the debtor’s collective creditors. The purpose of bankruptcy is to provide for an equitable liquidation and distribution of the proceeds of the debtor’s assets among its creditors. Bankruptcy may be ordered only by the district court located in the district in which the company has its statutory seat. An application for bankruptcy can be made by either (i) one or more creditors of the debtor, (ii) the public prosecutor (if the public interest so requires), or (iii) the debtor itself, on the grounds that the debtor has ceased paying its debts. There is no legal duty for a debtor to file for its own bankruptcy. However, if the managing board of a company realizes that the company is or will be unable to pay its debts when they come due, it is required to take appropriate measures, which could include the cessation of trading, notification of creditors and the filing for either bankruptcy or a moratorium of payments (see above).
As a result of a bankruptcy, the debtor loses all rights to administer and dispose of its assets. Furthermore, all pending executions of judgments and any attachments on the debtor’s assets will be terminated by operation of law, and any pending litigation on the date of the bankruptcy order is automatically suspended.
A bankruptcy order takes effect retroactively from 0.00 hours on the day the order is rendered. In the event of bankruptcy, a court will appoint a receiver in bankruptcy (curator) at its own discretion, which in most cases will be a practicing lawyer in the Netherlands. The receiver in bankruptcy manages the bankrupt estate, which consists of (almost) all of the debtor’s assets that exist on the date on which the bankruptcy order became final, and of all assets acquired during the bankruptcy. The bankruptcy estate is not liable for obligations incurred by the debtor after the bankruptcy order, except to the extent that such obligations arise from transactions that are beneficial to the estate. A receiver operates under the supervision of a bankruptcy judge designated by the court, and thus most of a receiver’s major decisions require the prior approval of the bankruptcy judge.
Secured creditors can normally exercise their rights during the bankruptcy. However, the bankruptcy judge (or the court) may call a “freeze-order” (afkoelingsperiode) for a maximum period of four months (consisting of an initial two months, with a possible two month extension), during which period the secured creditors cannot exercise their rights without the approval of the bankruptcy judge. The receiver in bankruptcy can force secured creditors to enforce their security rights within a reasonable period of time, failing which the receiver in bankruptcy will be entitled to sell the secured assets and distribute the proceeds. The receiver in bankruptcy is authorized to make such forced sales in order to prevent a secured creditor from delaying the enforcement of the security without good reason. If a receiver in bankruptcy does make a forced sale of secured assets, the secured creditors have to contribute to the general bankruptcy expenses (algemene faillissementskosten) and will receive payment from the proceeds of that sale prior to ordinary, non-preferred creditors having an insolvency claim, but after creditors of the estate (boedelschuldeisers), and subject to satisfaction of higher-ranking claims of creditors. Dutch tax authorities (belastingdienst) have a preferential claim in respect of the collection of certain taxes, pursuant to which they are entitled to attach the inventory located on the debtor’s premises (bodembeslag). They may take recourse against such property irrespective of whether any security interests over such property exist. Excess proceeds of enforcement of security rights must be returned to the debtor in bankruptcy and may not be set-off against any unsecured claims that the secured creditors may have. Such set-off is, in principle, only allowed prior to the bankruptcy proceedings.
Voluntary payments (onverplichte betalingen) made by the debtor to a creditor may be successfully contested by the receiver in bankruptcy if the debtor and the creditor, at the time the payments were made, knew or ought to have known that other creditors would be prejudiced by such payment. Even payments that were due and payable to a creditor may be successfully contested by the receiver in bankruptcy if (i) the recipient of payment knew that an application for bankruptcy had already been filed at the time the payment was made or (ii) the debtor and the recipient of payment engaged in conspiracy in order to prefer the recipient of payment above other creditors.
Limitations on Enforcement of Guarantees
You may not be able to enforce, or recover any amounts under, the guarantees of interests granted by or in, the Dutch subsidiaries due to restrictions on the validity and enforceability of guarantees under Dutch law.
Under Dutch law, it is uncertain as to whether security interests can be granted to a party other than the creditor of the claim purported to be secured by such security interests. For that reason, the Security Documents use a parallel debt structure, whereby the Dutch subsidiaries, by separate and independent obligations, undertake to pay to the security trustee on behalf of the holders of the notes amounts equal to the amounts due by it to the other creditors. Such parallel debt structure therefore creates a separate and independent claim of the security trustee on behalf of the holders of the notes which can be secured by a security interest. Consequently, the security interests are granted to the security trustee on behalf of the holders of the notes in its own capacity as creditor acting in its own name pursuant to the parallel debt, and not as a representative (vertegenwoordiger) of the creditors. It is expressly agreed in such a parallel debt provision that the obligations of the debtor to the security trustee on behalf of the holders of the notes shall be decreased to the extent that the corresponding principal obligations to the creditors are reduced (and vice versa). However, such a parallel debt structure has never been tested before a Dutch court and we cannot assure you that it will mitigate or eliminate the risk of unenforceability posed by Dutch law.
Under Dutch law, receipt of any payment made by the Dutch subsidiaries under a guarantee or security interest may be adversely affected by specific or general defenses available to debtors under Dutch law in respect of the validity, binding effect and enforceability of such guarantee or security interest. The validity and enforceability of a guarantee of, or a security interest granted by or in, the Dutch subsidiaries may also be successfully contested by the Dutch subsidiaries (or their receiver in bankruptcy) on the basis of an ultra vires claim. The validity and enforceability of the obligations of the Dutch subsidiaries under a guarantee or security interest may also be successfully contested by any creditor, or by the subsidiaries’ respective receiver in bankruptcy when our subsidiary is in bankruptcy proceedings, if such obligation is prejudicial to the interests of any other creditor and the other requirements for voidable preference under the Dutch Civil Code or Dutch Bankruptcy Act are met. As a result, the value of the guarantee or security interest provided by the Dutch subsidiaries may be limited.
Recognition of the Laws of New York in Dutch Proceedings
In any proceedings for the enforcement of the contractual obligations of any Dutch guarantor under the guarantees or security, the courts of The Netherlands should give effect to the choice of New York law made in the guarantees and security on the basis and within the scope of, and subject to the limitations imposed by, Regulation (EC) No. 593/2008 of the European Parliament and of the Council of June 17, 2008 on the law applicable to contractual obligations. However, the question whether the guarantees or security would be within the corporate objects (intra vires) of any Dutch guarantor and the question whether the guarantees or security would constitute unlawful financial assistance may be governed by Dutch law.
Financial Assistance
Under Dutch law a public company with limited liability may not, with a view to the subscription or acquisition by third parties of shares in its share capital or depositary receipts thereof grant security (zekerheid stellen), provide guarantees (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties, and may only grant loans (leningen verstrekken) with such view to the extent permitted by and under the conditions set out under Dutch law. This prohibition also applies to its subsidiaries. The restrictions apply not only to new loans granted to acquire a company’s shares, but also to loans used to repay other loans that were granted for that purpose.
The proceeds of certain series of the Existing Notes and the 2009 Notes have been partly used to finance the acquisition of shares of non-Dutch entities. Although there is no case law on this subject, the view that is generally accepted in The Netherlands is that, from a Dutch law perspective, the laws of the jurisdiction of incorporation of the relevant non-Dutch entities whose shares are directly acquired in an acquisition are relevant in order to answer the question whether there are financial assistance issues in respect of the acquisition. However, there is minority opposing view according to which Dutch financial assistance regulations are still applicable whenever any Dutch entity is indirectly acquired as a part of an acquisition even though its shares are not directly acquired.
The rules on financial assistance in relation to private companies with limited liability have been abolished since October 1, 2012, which means that private companies with limited liability are now in principle allowed to provide financial assistance. The general rules on director liability, ultra vires, distributions and corporate interest will determine whether providing financial assistance can be provided in a specific case and/or whether directors will incur liability as a result of providing financial assistance. However, to the extent that the articles of association of the relevant private companies with limited liability include provisions in relation to financial assistance, the rules on financial assistance remain relevant.
The rules on financial assistance remain relevant for public companies. Since a private limited liability company can be converted into a public limited liability company, financial assistance for that reason remains a relevant guarantee limitation for the Dutch subsidiaries, Closure Systems International B.V. , Evergreen Packaging International B.V. and Reynolds Packaging International B.V., as well.
If the rules on financial assistance were applicable to the Dutch Subsidiaries, the guarantees and/or security provided by these Dutch subsidiaries may be held to be unenforceable and this may materially affect your ability to recover amounts due on the notes.
In general, in order to enable Dutch subsidiaries to grant guarantees to a direct or indirect parent or sister company without violating Dutch rules on financial assistance, it is standard market practice for security and guarantees to contain so-called “limitation language” in relation to subsidiaries incorporated or established in The Netherlands. Pursuant to such limitation language, it is agreed between the relevant parties that such guarantee or security is deemed not to be given to the extent the same would constitute a violation of the Dutch rules on financial assistance. Accordingly, the security will contain such limitation language in connection with the guarantees provided and/or security granted therein by the Dutch guarantors.